Amendment to Money Market Fee Waiver Agreement

This Amendment to the letter agreement (the “Agreement”) between the LVIP Government Money Market Fund (the “Fund”), a series of Lincoln Variable Insurance Products Trust (the “Trust”), Lincoln Investment Advisors Corporation (“LIAC”), and Lincoln Financial Distributors, Inc. (“LFD”), is effective as of May 1, 2018.

WHEREAS, the parties entered the Agreement to confirm a fee waiver arrangement between the Trust, LIAC, and LFD; and

WHEREAS the Agreement provided that LIAC and LFD would be entitled to reimbursement by the Fund for fees or expenses waived, reduced or reimbursed pursuant to the Agreement, subject to certain conditions detailed in the Agreement; and

HEREAS the parties desire to amend the Agreement to limit contractually the amount of reimbursement to which LIAC and LFD may be entitled from May 1, 2018 through at least April 30, 2019.

NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties, intending to be legally bound, agree as follows:

1)	Notwithstanding anything to the contrary in the Agreement, LIAC and LFD shall limit their collective reimbursement to no more than 3 basis points (0.03%) of the Fund’s net assets from May 1, 2018 through at least April 30, 2019.

2)	Notwithstanding anything to the contrary in the Agreement, this limitation shall be terminable before April 30, 2019 only with the consent of the Board of Trustees of the Trust.

3)	Unless otherwise defined in this Amendment, all terms used herein shall have the meanings ascribed to them in the Agreement.

4)	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

5)	This Amendment may be executed in counterparts, each of which shall be deemed to be an original.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized representative.

Lincoln Investment Advisors Corporation		Lincoln Variable Insurance Products Trust

By:	/s/ Jayson R. Bronchetti	By:	/s/ Jayson R. Bronchetti

Name:	Jayson R. Bronchetti	Name:	Jayson R. Bronchetti

Title:	President	Title:	President

Date:	4/18/18	Date:	4/18/18

Lincoln Financial Distributors, Inc.

By:	/s/ John Kennedy

Name:	John Kennedy

Title:	SVP, Head of Retirement Solutions Distribution

Date:	4/18/18

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